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                                                                     Exhibit 4.1


    THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED, HYPOTHECATED OR TRANSFERRED IN ANY MANNER EXCEPT IN COMPLIANCE WITH SECTION 11
               OF THE AGREEMENT PURSUANT TO WHICH THEY WERE ISSUED.

                                                   Warrant Certificate No. _____

                         WARRANT TO PURCHASE 1,250,000 SHARES
                      OF COMMON STOCK, $0.01 PAR VALUE PER SHARE
                                 VOID AFTER 5:00 P.M.
                            NEW YORK TIME, ON May 1, 2000

                              TRIDENT ROWAN GROUP, INC.

                  ORGANIZED UNDER THE LAWS OF THE STATE OF MARYLAND

    This certifies that, for value received, CENTAURUS MANAGEMENT, LDC , the registered holder hereof or assigns (the "Warrantholder"), is entitled to purchase from TRIDENT ROWAN GROUP, INC. (the "Company"), at any time during the period commencing at 9:00 a.m., New York Time, on May 2, 1997, and before 5:00 p.m., New York Time on May 1, 2000, at the purchase price per share determined in accordance with the provisions of the Warrant Agreement described below, (the "Warrant Price"), the number of shares of Common Stock of the Company set forth above (the "Shares"). The number of shares of Common Stock of the Company purchasable upon exercise of these Warrants shall be subject to adjustment from time to time as set forth in the Warrant Agreement referred to below.

    The Warrants evidenced hereby may be exercised in whole or in part by presentation of this Warrant Certificate with the Purchase Form attached hereto duly executed (with a signature guarantee as provided thereon) and simultaneous payment of the Warrant Price at the principal office of the Company. Payment of such price shall be made at the option of the Warrantholder by cash, by wire transfer, by certified or official bank check or any combination thereof and as otherwise set forth in the Warrant Agreement.

    The Warrants evidenced hereby represent the right to purchase an aggregate of up to 1,250,000 Shares and are issued under and in accordance with a Warrant Agreement, dated as of May 2, 1997 (the "Warrant Agreement"), between the Company and Centaurus Management, LDC and are subject to the terms and provisions contained in the Warrant Agreement, to all of which the Warrantholder by acceptance hereof consents.

    Upon any partial exercise of the Warrants evidenced hereby, there shall be signed and issued to the Warrantholder a new Warrant Certificate in respect of the Shares as to which the Warrants evidenced hereby shall not have been exercised. These Warrants may be exchanged at the office of the Company by surrender of this Warrant Certificate properly endorsed for one or more new Warrants of the same aggregate number of Shares as are evidenced by the Warrant or Warrants exchanged. No fractional securities will be issued upon the exercise of rights to purchase hereunder, but the Company shall pay the cash value of any fraction upon the exercise of one or more Warrants. These Warrants are transferable at the office of the Company in the manner and subject to the limitations set forth in the Warrant Agreement.

    This Warrant Certificate does not entitle any Warrantholder to any of the rights of a shareholder of the Company.

                                            TRIDENT ROWAN GROUP, INC.


                                            By: /s/ Howard E. Chase
                                               --------------------------------
                                                 Howard E. Chase
                                                 President
Dated:  May 2, 1997

ATTEST:


/s/ Carlo Previtali
--------------------------------------
    Secretary